Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the current report on Form S-8 of Shuaiyi International New Resources Development Inc. (formerly YZAPP International Inc.) to be filed with the Securities and Exchange Commission on or about June 12, 2009, of our report dated March 24, 2009 on our audit of the consolidated financial statements of Shuaiyi International New Resources Development Inc. (formerly YZAPP International Inc.) and subsidiaries for the year ended December 31, 2008.

/s/ AGCA, Inc.
Arcadia, California
JUne 12, 2009